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                                                                     Exhibit 2.9

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is entered into as of the 24th day of January, 2002, by and among NELnet, Inc., a Nevada corporation (the "Buyer") and Hilario Arguinchona, individually (the "Seller").

                                    RECITALS

         A. Seller owns title and beneficial ownership interest in 100.0% of all of the issued and outstanding capital stock (the "Stock") of Idaho Financial Associates, Inc., an Idaho corporation (the "Company");

         B. The parties desire that Seller sells to Buyer and Buyer purchases from Seller upon the terms and conditions hereinafter set forth all of the Stock representing a 100.00% equity interest in the Company immediately after all transactions contemplated or referenced in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and in consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                PURCHASE OF STOCK

         1.1      Definition Reference. Certain capitalized terms are defined in
Section 8.1.

         1.2 Purchase of Stock. Subject to the terms of this Agreement, Seller agrees to sell, transfer and assign (or cause to be sold, transferred and assigned) to Buyer free of all Liens, and Buyer agrees to purchase, the Stock representing 100.00% of the equity ownership and authorized and issued shares of stock of the Company (the "Purchased Stock").

                                   ARTICLE II
                                  CONSIDERATION

         2.1 Purchase Price. In consideration of the Purchased Stock, Buyer will pay Seller the aggregate purchase price of $16.8 million Dollars ($16,800,000.00) (the "Purchase Price"), payable as set forth below.

                  2.1.1 Closing Payment. At the Closing, Buyer will pay Seller in immediately available funds the amount of the Purchase Price.

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                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer, with respect to the Company and each of the Subsidiaries (which subsidiaries, for the purpose of this Article III shall be included in the term "Company" except where otherwise noted), as of the date of this Agreement and as of Closing, as follows:

         3.1 Ownership of Stock. Seller is, as of the date of this Agreement, the record title and beneficial owner of the Stock, and will be the record title and beneficial owner of the Stock as of Closing, free and clear from all Liens of any nature, and upon the delivery to the Buyer of the endorsed Stock certificates the Buyer will be the title and beneficial owner of the Purchased Stock, which shall constitute 100.00% of the issued and outstanding stock of the Company, which shall be free and clear from all Liens of any nature.

         3.2 Authorization; Organization and Standing; Non-Contravention. Seller has the necessary power and authority to execute and deliver this Agreement and to perform the obligations to be performed by Seller hereunder, and this Agreement is valid and binding upon Seller and enforceable in accordance with its terms. The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby and the performance by Seller of the terms of this Agreement will not (a) violate any Law, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any contract to which the Company is a party or by which the Company is bound or which any of its assets are subject, (c) violate provisions of the Company's articles of incorporation or bylaws, or (d) result in acceleration of any obligation under, or constitute an event of default under any order, judgment or decree to which the Company or Seller are bound. No approval, authorization, license, permit or other action by, or filing with, any Governmental Authority or non-governmental third party, or of the directors of the Company is required that has not been obtained in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

         3.3 Intellectual Property. Schedule 3.3 attached hereto sets forth a complete list of all patents, pending patent applications and registration certificates (including a brief description of the subject matter thereof, the jurisdiction, the date of issue or filing and the patent or application number), all trade names, trade marks and service marks and applications therefor, all copyright registrations, all copyrights not registered, all internet domain name registrations of the Company, and all source codes used in the business and operations of the Company and the Subsidiaries as presently conducted (collectively, the "Intellectual Property." The Company is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property, free of any and all Liens, and there are no pending, or to the Seller's knowledge, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. No Person is infringing, to Seller's knowledge, the Intellectual Property, and none of the Intellectual Property is infringing upon the intellectual property rights of any other Persons.

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         3.4      Organization and Standing of the Company.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho, its state of incorporation, and is legally qualified to transact business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of properties owned or leased by it makes such qualification necessary, except in such jurisdiction where failure to be so duly qualified would not have a material adverse effect upon the Company. The Company is qualified to transact business only in the State of Idaho.

                  (b) Seller has delivered to Buyer a true and complete copy of the Company's articles of incorporation and bylaws, and any amendments thereto, presently in effect. The minute books of the Company are in good order, true, complete, correct and up-to-date, and with all necessary signatures, setting forth all meetings and actions taken by the shareholders and directors of the Company. The stock transfer books and stock ledgers of the Company are in good order, true, complete, correct and up-to-date, with all necessary signatures, and set forth all stock certificates issued, transferred and surrendered. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

                  (c) The Company's authorized capital stock consists of common stock, $0 par value per share, of which 400,000 shares are issued and outstanding and owned by Seller as of the date of this Agreement and will be owned by Seller as of the Closing Date. The Purchased Stock is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and are subject to no restrictions with respect to transferability. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Purchased Stock. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities rights of first refusal or other agreements or arrangements of any nature whatsoever under which the Seller or the Company are or may become obligated to issue, assign or transfer any shares of the capital stock of the Company.

                  (d) The Company has all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. None of the licenses, permits and authorizations of the Company will be terminated or are terminable due to consummation of the transaction provided for herein.

                  (e) The Company is and, from and after May 1, 1987, the Company has been a duly qualified "S" corporation under the Code, and the Seller is qualified to be a shareholder of an "S" corporation in accordance with the provisions of the Code.

         3.5 Good Title to Assets. The Company is the sole and unconditional owner of, and has good and marketable title, free and clear of any Liens, to the properties and assets used by it, located on its premises, or shown in the most recent financial statements. The properties and assets owned by the

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Company as of the Closing Date shall permit the Company to continue and carry on business and operations in the ordinary course of business.

         3.6 Material Contracts. Schedule 3.6 attached hereto is a true and complete schedule of all of the agreements which are binding upon the Company, and which individually involve purchases, sales, transfers or services aggregating in excess of $10,000, with respect to any benefit plans, for the purchase of materials, supplies, services or equipment, for the borrowing of money, for the acquisition of a business or asset, with respect to transfers of licenses of software, or other existing agreements pertaining to or affecting the Company. True, correct and complete copies of all documents referred to in
Schedule 3.6 have been delivered to Buyer. To the knowledge of Seller, no Person has claimed that any of such agreements listed in Schedule 3.6 are invalid or unenforceable or in default. The Company shall continue to receive all benefits of all of the agreements into which it has entered, and none of such agreements contain any provision which will or could result in termination or modification of any term upon change in control of the Company. With respect to each of the agreements listed in Schedule 3.6, such agreement is legal, valid, binding, enforceable and in full force and effect and/or continue to be so following consummation of the transaction contemplated hereby, and no party is in breach or default and no event has occurred which with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration under such agreement.

         3.7      Subsidiaries. The Company has no Subsidiary.

         3.8 Litigation. There are no actions, claims, proceedings, litigation, state or federal equal employment opportunity commission proceedings or, to Seller's knowledge, investigations pending or threatened against the Company with respect to its business, that could reasonably be expected to have, directly or indirectly, individually or in aggregate, a material adverse effect upon the Company. All pending litigation is identified in Schedule 3.8 attached hereto.

         3.9 Compliance with Laws. The Company has complied in all material respects and is complying in all material respects with all Laws, and the Company has not received notice of violation of any applicable Law.

         3.10 Compensation of Employees. Seller has furnished to Buyer a true, correct and complete list of the names and job titles of all persons who are employees of the Company, together with annual base salaries, bonuses and commissions of such employees, attached hereto as Schedule 3.10. There are no arrearages in the payment of wages or salaries to such employees. Other than the employment agreements as summarized in Schedule 3.10A attached hereto, the Company has no employment agreements, compensation or deferred compensation arrangements or consulting agreements with any employee or other person or entity which is in writing or which is not terminable at will. The information contained in Schedule 3.10 will be accurate and shall not have been modified as of the Closing Date.

         3.11 Taxes. All material tax returns required to be filed prior to the Closing Date have been filed in a timely manner and are true, complete and correct in all material respects. All material taxes relating to the Company due on or before the Closing Date have been timely and fully paid. The charges, accruals and

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reserves for taxes due, or accrued but not yet due, relating to the Company for any tax period prior to the Closing Date as reflected on the books of the Company are adequate to cover such taxes. No penalties or other charges of any nature are or will become due with respect to the late filing of any tax returns required to be filed on or before the Closing Date. All material taxes that the Company is required by Law to withhold or collect have, in all respects, been duly withheld or collected and have been timely paid over to the extent due and payable. The Company has no Liabilities related to Taxes arising from any deferred income. There has been no IRS examination or audit of the Company within the past ten years. There are no sales Taxes imposed by the State of Idaho and which arise from the transactions contemplated by this Agreement. There are no tax sharing agreements to which the Company is now or ever has been a party. The Company is not a party to any agreement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. The gain generated by the election under Section 338(h)(10) of the Code will be reported on the final tax return of the Company and the Federal and state income tax resulting therefrom will be paid by Seller.

         3.12 Employee Benefit Plans. Except as identified and described in the 401k plan furnished by Seller, the Company does not have "employee benefit plans" as that term is defined in the Employee Retirement Income Security Act of 1974, as amended, that currently are maintained by, sponsored in whole or in part by or contributed to, by or on behalf of the Company as applicable, for the benefit of the respective employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries. Schedule 3.12 consists of a true, correct and complete copy of the employee handbook in effect with respect to the Company's employees as of the date hereof, which handbook contains true and complete copies or summaries of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, or on behalf of, the Company for the benefit of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries who are eligible to participate therein (the "Benefit Plans"). Neither Seller, the Company nor any ERISA affiliate of the Seller (which for purposes of this Agreement shall mean any entity required to be aggregated with Seller or the Company under Code Sections 414(b), (c), (m) or (o) which maintains or has maintained any multi-employer plan within the meaning of Section 3(37) of ERISA. All Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Code and any other applicable laws, rules and regulations. No Benefit Plan which is a Defined Benefit Pension Plan (within the meaning of ERISA) has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. No Benefit Plan has an "accumulated funding deficiency" as defined in Code Section 412. No event has occurred with respect to a Benefit Plan

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that could subject the Company to liability under Title IV of ERISA. No Benefit
Plan has been funded or administered in a manner that would result in Liability for any Tax or penalty for overfunding or prohibited transactions under applicable law.

         3.13 Absence of Certain Events. Since the date of the most recent financial statements of the Company, there has not been:

                  (a) an amendment to the Company's articles of incorporation or bylaws, or merger with or into or consolidation with any Person, change or agreement to change any agreements to which the Company is a party or the character or the business of the Company;

                  (b) any dividends declared or paid or other distributions of any kind to the Company's shareholders declared or made, or any direct or indirect redemption, purchase, retirement or other acquisition of any of the Stock, without the prior written consent of Buyer in its discretion;

                  (c) any loan or advance made to any of the Company's officers, directors, employees, consultants, agents, shareholders or any other loan or advance made otherwise than in the ordinary course of business;

                  (d) any change in the financial condition, properties, business or operations of the Company or any event or circumstance which is, or may result in, singly or in the aggregate, a material adverse effect on the Company;

                  (e) any loss affecting any asset of the Company, unless such loss could not reasonably be expected to result in a material adverse effect upon the Company;

                  (f) any strike or other labor trouble or dispute has resulted in or may result in a material adverse effect upon the Company;

                  (g) any loss of any permit, license, qualification or certificate of authority held by the Company;

                  (h) any indebtedness, Liability or obligation incurred by the Company or any transaction entered into by the Company, other than in the ordinary course of business, or any guarantee by the Company of any indebtedness, Liability or obligation of any other Person;

                  (i) any obligation, Liability or Lien, paid, discharged or satisfied by or on behalf of the Company other than the current Liabilities reflected in the most recent financial statement;

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                  (j)      any sale, transfer or other disposition of any asset
         of the Company having a book value in excess of $10,000 in a single instance and $25,000 in the aggregate, or any cancellation of any debt or claim of the Company having a book value in excess of $10,000 in a single instance and $25,000 in the aggregate, except in the ordinary course of business;

                  (k) any material change in, or any contract to materially change, the compensation or other direct or indirect remuneration payable to any officer, employee or agent of the Company or any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, or any employment or consulting agreement, granted, entered into or materially amended or altered, other than in the ordinary course of business or as required pursuant to an existing employment agreement;

                  (l) any capital expenditure, addition or improvement made or committed to be made by or on behalf of the Company in excess of $10,000 with respect to any single expenditure, addition or improvement of the Company;

                  (m) any termination or failure to renew, or receipt of a threat (that was not subsequently withdrawn) by a third party to terminate or fail to renew any material agreement to which the Company is a party;

                  (n) any material failure to maintain the books and records of the Company in the usual, regular and ordinary manner, consistent with past practice, or any material change in the accounting principle or practice of the Company; or

                  (o) any write-off as uncollectible of any receivables, or any portion thereof; or

                  (p) any adverse change in the business, financial condition, operations, results of operations or future prospects of the Company.

         3.14 Financial Statements. Schedule 3.14 attached hereto contains an accurate and complete balance sheet of the Company as of, and profit and loss statements relating to the Company (collectively, the "Financial Statements") for: December 31, 1998; December 31, 1999; December 31, 2000; and December 31, 2001. Such information fairly presents the financial condition and results of operation of the Company as of and for such periods, have been prepared on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Company. All of the Financial Statements prior to December of 2001 are audited statements prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby. The interim Financial Statement for the period ended December 31, 2001, shall be supplemented by independent auditors as of the Closing Date. Other than dividends summarized in Schedule 3.14A attached hereto, there have been no dividends or distributions of any nature by the Company since January 1, 2001.

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         3.15     Absence of Undisclosed Liabilities. The Company does not have any direct or indirect, primary or secondary, Liability of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise that will have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the Company, except for the Liabilities which are accrued or reserved against and reflected upon the Financial Statements of the Company.

         3.16 Brokers and Finders. Seller has not employed any broker or finder or incurred any Liability for any financial advisory fees, or brokerage fees, commissions or finder's fees in connection with this Agreement.

         3.17 Conflicts of Interest. No officer or director of the Company (or any member of any family of such officer or director) has any direct or indirect interest in any creditor, competitor, supplier, customer or agent of the Company.

         3.18 Customers. No licensee which engages the services of or acquires Intellectual Property from the Company has terminated or, to the knowledge of Seller or the Company, threatened to terminate or decrease its relationship with the Company. As of the Closing Date, the Company is not required to provide any bonding or other financial security arrangements in connection with any transactions with any customers or suppliers.

         3.19 Real Estate. Schedule 3.19 attached hereto is a true and complete schedule of all leases of real estate to which the Company is a party and all parcels of real estate in which the Company holds a title or leasehold interest. All such leases are in full force and effect, the Company shall have the quiet and peaceful possession of the properties covered thereby, and none of the lessors thereunder are in material default under any of the terms thereof.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

         4.2 Authority; Noncontravention. Buyer has the necessary corporate powers and authority to execute and deliver this Agreement and to perform the obligations to be performed by Buyer hereunder, and this Agreement is valid and binding upon Buyer and enforceable in accordance with its terms. The execution and delivery of this Agreement will not (a) violate any Law, (b) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any contract to which Buyer is a party or by which Buyer is bound or which any of its assets are subject, (c) violate the articles of incorporation or bylaws of Buyer, or

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(d) result in acceleration of any obligation under, or constitute an event of default under, any order, judgment or decree to which Buyer is bound. Except as specifically set forth in this Agreement, no approval, authorization, license, permit or other action by, or filing with, any Governmental Authority or non-governmental third party, or of the shareholders or directors of Buyer is required that has not been obtained in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         4.3 Brokers and Finders. Buyer has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with this Agreement.

                                    ARTICLE V
                                     CLOSING

         5.1 Closing. If the conditions to the parties' obligations enumerated below in Sections 5.2 and 5.3 are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place on January 24, 2002 (the "Closing Date"), by delivery or facsimile copies of documents, or on such other date or at such other location as the parties may agree. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery will become effective until all of the transfers and deliveries provided for in Sections 5.2 and 5.3 have been consummated. Notwithstanding the date of Closing, the transactions consummated herein shall be effective as of January 2, 2002.

         5.2 Conditions to Buyer's Obligations. The obligation of Buyer to perform this Agreement is subject to satisfaction (or written waiver by Buyer in Buyer's sole discretion) of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to Buyer which are not attached as Schedules (and therefore deemed satisfactory to Buyer) must be in form and substance reasonably satisfactory to Buyer:

                  5.2.1 Agreements Performed. Seller shall have performed all of the obligations under this Agreement to be performed by him at or before the Closing, and Buyer shall have received a certificate to such effect, executed by the Seller and dated as of the Closing Date;

                  5.2.2 Representations Accurate. The representations and warranties of Seller contained herein will continue to be accurate in all material respects just as if made as of the Closing, without giving effect to any supplemental disclosure, update or modification of any Schedule hereto, and Buyer shall have received a certificate to such effect, executed by the Seller and dated as of the Closing Date;

                  5.2.3 No Change. There will have been no material adverse changes in the financial condition, results of operations, assets, business or prospects of the Company;

                  5.2.4 Legal Action. There will be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

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                  5.2.5    Stock Certificates. Buyer will have received stock
certificates either duly endorsed in blank or with stock powers so endorsed and attached thereto ready for immediate transfer into Buyer's name, representing the transfer of the Purchased Stock to Buyer, free of all Liens, as well as all other documents to be delivered pursuant to Section 5.5.1 hereof;

                  5.2.6 Access to Records. Buyer shall have been afforded an opportunity to review all books and records of the Company and its Subsidiaries;

                  5.2.7 Due Diligence. Buyer will have completed its due diligence review with respect to the Company and the results thereof shall have been to the satisfaction of Buyer in its sole discretion;

                  5.2.8 Consulting Agreement. Buyer will have received an employment agreement and a Consulting Agreement between the Company and Seller as collectively shown in Schedule 5.2.8, attached hereto, executed by Seller;

                  5.2.9 338(h)(10) Election. Buyer will have received forms executed by Seller making an election under Section 338(h)(10) of the Code under
Section 6.9 hereof; and

                  5.2.10 Others. Buyer will have received each other document required to be delivered to Buyer hereunder.

         5.3 Conditions to Seller's Obligations. The obligation of Seller to perform this Agreement is subject to satisfaction (or written waiver of Seller in Seller's sole discretion) of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to Seller which are not attached as Schedules (and therefore deemed satisfactory to Seller) must be in form and substance reasonably satisfactory to
Seller:

                  5.3.1 Agreements Performed. Buyer will have performed all of the obligations under this Agreement to be performed by it at or before the Closing;

                  5.3.2 Representations Accurate. The representations and warranties of Buyer contained herein will continue to be accurate in all material respects just as if made as of the Closing without giving effect to any supplemental disclosure, update or modification of any Schedule hereto pursuant to Section 5.4.3 hereof;

                  5.3.3 Legal Action. There will be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

                  5.3.4 Closing Payment. Seller will have received immediately available funds by wire transfer in the amount of the Purchase Price and each of the other documents required to be delivered pursuant to Section
5.5.2 hereof;

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                  5.3.5    Option Agreement. Seller will have received an Option
Agreement in the form shown in Schedule 5.3.5, attached hereto, executed by Buyer;

                  5.3.6 Others. Seller and the Company will have received each other document required to be delivered to them hereunder.

         5.4      Closing Covenants.

                  5.4.1 Supplemental Disclosure. Until the Closing, the parties hereto will immediately notify the other party of any event or circumstance that:

                           (a)      makes it necessary to correct any
                  representation and warranty in Article III or IV that has been rendered inaccurate thereby; or

                           (b) arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty in Article III or IV.

                  5.4.2    Termination. This Agreement may be terminated:

                           (a) by written agreement of Buyer and Seller, or if Buyer determines to terminate after due diligence investigation by Buyer is not satisfactory in Buyer's discretion; or

                           (b) by the Buyer, if there has been a material breach by Seller or the Company or its Subsidiaries of any of the Seller's representations, warranties, covenants or agreements set forth in this Agreement which breach cannot be cured promptly by the Seller or the Company or its Subsidiaries.

If this Agreement is terminated pursuant to paragraph (a) of this Section, all provisions of this Agreement will become void without any liability on the part of any party. If this Agreement is terminated pursuant to paragraph (b) of this Section, all rights and remedies of each party hereunder and all other provisions hereof related thereto will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the damages resulting therefrom. All rights and remedies of each party hereunder and all other provisions hereof related thereto will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the damages resulting therefrom.

         5.5 Closing Deliveries. At the Closing, the parties hereto will make the transfers and deliveries hereinafter set forth. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or deliver will become effective until all of the transfers and deliveries provided for hereunder have been consummated. The transfers and deliveries herein contemplated will be deemed to have occurred and the Closing will be effective as of the close of business on the Closing Date.

                  5.5.1 Deliveries from Seller to Buyer. At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

                           (a) certificates representing all of the Purchased Stock duly endorsed by Seller, fully registered in the name of Buyer and duly recorded on the stockholder and transfer records of the Company, free of all Liens and assessments;

                           (b) an employment agreement and a Consulting Agreement in the form of Schedule 5.2.8 attached hereto and executed by Seller and the Company;

                           (c) the books and records of the Company including, without limitation, the stock books, stock ledgers, minute books, corporate seal and operating contracts;

                           (d) election forms, consents or returns executed by Seller, providing for the Code Section 338(h)(10) election as provided under Section 6.9 hereof, together with the allocation of Purchase Price as provided under Section 6.10 hereof;

                           (e)      employment agreements incorporating
                  noncompete covenants executed by and between the Company and key employees identified by Buyer in the form approved by Buyer;

                           (f) resignations executed by each member of the board of directors of the Company; and

                           (g) each other document reasonably requested to be delivered to Buyer hereunder.

                  5.5.2 Deliveries from Buyer to Seller. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller:

                           (a)      evidence of wire transfer of the Purchase
                  Price;

                           (b)      an Option Agreement in the form of Schedule
                  5.3.5 attached hereto and executed by Buyer;

                           (c) each other document reasonably requested to be delivered to Seller hereunder.

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

                                   ARTICLE VI
                                    COVENANTS

         6.1      Miscellaneous Covenants.

                  6.1.1 Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be authorized mutually by Buyer and Seller or as required by Law.

                  6.1.2 Expenses. Except to the extent otherwise specifically provided herein, each party will pay all of its own respective expenses incident to the transactions contemplated by this Agreement which are incurred by such party or its representatives.

                  6.1.3 No Assignment. Except as provided in Article IX, no assignment of any part of this Agreement or any right or obligation hereunder may be made without the prior written consent of all other parties, and any assignment attempted without that consent will be void.

         6.2      Confidentiality.

                  6.2.1 Confidentiality Obligation. Except for a Required Disclosure (as defined below) each party hereto agrees not to disclose or use, directly or indirectly, any Confidential Information, at any time after execution of this Agreement, and the Closing. In the event of a contemplated Required Disclosure of Confidential Information by a party, such party agrees to use his or its best efforts to provide the other party and the Company an opportunity to object to the disclosure and as much prior written notice as is possible under the circumstances. For purposes of this Section 6.2.1, "Confidential Information" means (i) all information belonging to, used by, or which is in the possession of any party hereto relating to the Company's or its Subsidiaries' or another party hereto's business to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Company or its Subsidiaries, including, but not limited to, information relating to the Company's or its Subsidiaries' products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or trade secrets and (ii) all information relating to the acquisition of the Purchased Stock by Buyer hereunder, including, without limitation, all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith. Each party hereto acknowledges that following the Closing all of the Confidential Information will be the exclusive proprietary property of the Company or of the appropriate other parties hereto, as the case may be, whether or not prepared in whole or in part by any party hereto and whether or not disclosed to or entrusted to the custody of any party hereto. Nothing herein shall require any party to withhold from disclosure of any Confidential Information hereunder where disclosure is required by Law, required to be included in either party's financial statements or required for the preparation and submission of any report for any agency, commission or board requiring such information in connection with such party's business (a "Required Disclosure"). Notwithstanding any other provision contained in this Agreement to the contrary, the Buyer may furnish information (including Confidential Information) to third Persons who are agents or employees of the Buyer.

         6.3 Covenants with Respect to the Company. At Closing, Buyer, as sole shareholder, shall vote its shares in support of action by the Company to enter into and execute the employment agreement and Consulting Agreement with Seller in the form of Schedule 5.2.8 attached hereto, which shall have been executed by Seller and delivered at Closing, together with employment agreements with key employees. If the employment of any of the employees is terminated, the bonus payments (above regular compensation) provided for in agreements dated January 24, 2002, with such terminated employee shall be paid to the Larry and Karen Arguinchona Honors College Scholarship Fund at Boise State University, Boise, Idaho. Nelnet Loan Services, Inc. shall guarantee the employee compensation as provided in this Section 6.3. Buyer, as sole shareholder, shall vote its shares in support of action by the Company not to require employees located as of Closing in Boise, Idaho, to relocate for a period of three years following the Closing Date. At Closing, Seller shall execute and deliver acknowledgment and approval forms with respect to amounts paid to employees hereunder as reasonably requested by Buyer pursuant to regulations promulgated under Section 1.280-G of the Code.

         6.4 Access to Information. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer access, during normal business hours during the period prior to the Closing Date, to all of the properties of the Company and, during such period, the Company shall make available to Buyer all information and Books and Records concerning the Company and its properties, business and employees as Buyer may reasonably request.

         6.5 Conduct of Business. Seller agrees that, from the date hereof through the Closing, except to the extent otherwise permitted by this Agreement or consented to in writing by Buyer, Seller shall cause the Company to:

                  (a) operate its business only in the Ordinary Course of Business;

                  (b) not enter into or assume any material agreement, contract or instrument relating to the Company or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

                  (c) pay accounts payable and other obligations of the Company when they become due and payable in the ordinary course of business;

                  (d) use its reasonable efforts to preserve its business organizations intact, to retain the services of its employees and to preserve its goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;

                  (e) take such action as may be reasonably necessary to preserve its properties and assets and to maintain its permits and licenses;

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

                  (f) maintain its insurance policies in full force and effect;

                  (g)      comply with any applicable Law;

                  (h) promptly advise Buyer in writing of any material adverse effect on the Company or its business, financial condition or properties and of any event or circumstance which will, or with reasonable certainty will, result in such a material adverse effect on the Company or which will, or with reasonable certainty will, constitute a violation or breach of any representation, warranty or covenant contained in this Agreement;

                  (i) review with Buyer all decisions regarding new contracts or extensions or amendments of existing contracts, equipment purchases and sales and other operational decisions involving individually or in the aggregate more than $10,000.00;

                  (j) except as required by applicable Law or contract, not make or commit to make any salary or wage increase with respect to any officer, employee or agent or enter into, amend or alter any Benefit Plan, trust agreement or arrangement or any employment or consulting contract, unless consented to by Buyer;

                  (k) not pay, discharge or satisfy any Liability or Lien other than current Liabilities reflected in the most recent financial statements of the Company, and current Liabilities incurred since the date of the most recent financial statements of the Company in the ordinary course of business;

                  (l) not sell, transfer or otherwise dispose of or encumber any of its cash, assets or properties, or engage in any activity in connection with any securitization of assets owned by the Company or its Subsidiaries;

                  (m) not declare or pay any dividend or make any distribution with respect to the Stock, or redeem, purchase or otherwise acquire any of its capital stock;

                  (n) not modify or amend any of the terms of any of the contracts to which the Company is a party;

                  (o) not make any contract or understanding to take any action referred to in Sections 6.4(a) through 6.4(n) above; and

                  (p) not take any affirmative action, or fail to take any reasonable action within its control, which would result in any of the changes or events listed in Sections 3.13(a) through 3.13(p).

         6.6 Officers and Employees. Without incurring any Liability with respect to the Company, Seller shall use best efforts to cause all officers and employees of the Company to remain with the

Company after the Closing Date. Prior to the Closing Date, the Company shall enter into employment agreements with key employees identified by Buyer (with assistance of Seller) under terms as designated or requested by Buyer, including noncompete covenants.

         6.7 Final Tax Return. Buyer shall cause the Company to engage the accounting firm of its choice to prepare the 2001 "S" Corporation and the final "S"Corporation return for the Company following Closing. Such returns shall be completed and shall be furnished to Cary O. Wilkerson for review no later than March 1, 2002, and filed no later than March 15, 2002.

         6.8 Section 338(h)(10) Election. The parties agree to join in, and to cause the Company to join in, making a unanimous, timely, effective and irrevocable election under Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign Tax Law) (collectively, the "Section 338(h)(10) Election") with respect to the transaction contemplated by this Agreement and to file such Section 338(h)(10) Election in accordance with applicable Law. Seller agrees to cooperate (and to cause the Company to cooperate) in all respects for the purpose of effecting a timely and effective
Section 338(h)(10) Election, including without limitation, the execution and filing of any forms, consents or returns.

         6.9 Allocation of Purchase Price. As of January 2, 2002, Buyer and Seller shall make (and Seller shall cause the Company to make) a good faith, unanimously approved allocation of the Purchase Price among the assets of the Company substantially as set forth in Schedule 6.9 attached hereto (the "338 Allocation") within the requirements of Treasury Regulation Section 1.338(b)-2T with the knowledge and understanding that the 338 Allocation will be used by Buyer, the Company and Seller for federal income Tax reporting purposes. Seller and Buyer shall report the transactions contemplated by this Agreement for federal income Tax purposes in accordance with the 338 Allocation. Neither Buyer nor Seller, nor any consolidated or unitary Tax reporting group of which either of them is a party, shall take any position inconsistent with the 338 Allocation except with the written consent of the other parties to this Agreement. To the extent that ordinary income of the Company in 2002, as a result solely of the Company's and Seller's election under Section 338(h)(10) of the Code, exceeds $400,000, Buyer shall pay to Seller and hold Seller harmless for an amount equal to 25% of such excess; such amount will be estimated and paid on the Closing Date with a final adjustment and payment or refund due no later than March 31, 2002. In the event of an audit by the IRS or other Taxing Authority with respect to the 338 Allocation, Buyer agrees to defend and hold Seller harmless from any adjustment of the 338 Allocation.

         6.10 Payment of Indebtedness. On or before the Closing Date, the full outstanding principal balance and accrued and unpaid interest with respect to any and all outstanding indebtedness owed by Seller to the Company shall be paid by reduction of the Purchase Price.

         6.11 Permitted Dividends. The Company shall be permitted to make distributions, including distributions previously made during 2001, of earnings to Seller, for the purpose of offsetting such Seller's income Taxes arising from the Company's Taxable Income from the Company's operations, in an aggregate amount equal to 45.0% of estimated 2001 Taxable income from the Company's operations, which shall be finally reconciled no later than March 31, 2002. Computations of the Company's Taxable income shall exclude any element of gain attributable to the transactions contemplated herein. To the extent dividends distributed to Seller exceed the dividend permitted above, the Purchase Price shall be reduced commensurately by the amount of such excess, and Seller shall pay to Buyer the amount of any excess determined after the Closing.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 Survival of Representations and Warranties. The representations and warranties of Seller in Article III and Buyer in Article IV will survive the Closing and continue to be binding regardless of any investigation made at any time by any party.

         7.2 Indemnification by Seller. Seller will indemnify Buyer and its Affiliates (exclusive of the Company, its Subsidiaries and the Seller) and the shareholders, directors, employees and agents of Buyer and its Affiliates (exclusive of the Company and the Seller) (collectively, the "Buyer Indemnified Parties") against and hold them harmless from:

                  (a) Representations. All Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) resulting from or arising out of any material inaccuracy in or breach of any representation or warranty by Seller herein or in any other agreement, or document referred to herein and delivered by or on behalf of Seller in connection herewith (except, and only to the extent, that any such agreement or document provides for an economically equivalent remedy to Buyer as is provided hereunder, the intentions of the parties being to avoid any duplication of recovery for any breach hereunder); provided, however, in no event shall this subsection (a) apply to any inaccuracy or breach caused by an event which occurs after the Closing;

                  (b) Covenants. All Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Seller herein or in any other agreement or document referred to herein and delivered by or on behalf of Seller in connection herewith (except, and only to the extent, that any such agreement or document provides for an economically equivalent remedy to Buyer as is provided hereunder, the intentions of the parties being to avoid any duplication of recovery for any breach thereunder).

         7.3 Indemnification by Buyer. The Buyer will indemnify Seller and his agents (collectively, the "Seller Indemnified Parties") against and hold them harmless from:

                  (a) Representations. All Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer herein or in any other agreement, or document referred to herein and delivered by or on behalf of Buyer in connection herewith (except, and only to the extent, that any such agreement or document provides for an economically equivalent remedy to Seller as is provided hereunder, the intentions of the parties being to avoid any duplication of recovery for any breach hereunder);

                  (b) Covenants. All Liability, loss, damage, deficiency or cost (including without limitation reasonable attorneys fees) resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein or in any other agreement or document referred to herein and delivered by or on behalf of Buyer in connection herewith (except, and only to the extent, that any such agreement or document provides for an economically equivalent remedy to Seller as is provided hereunder, the intentions of the parties being to avoid any duplication of recovery for any breach thereunder).

                                  ARTICLE VIII
                                  CONSTRUCTION

         8.1 Definitions. When used in this Agreement, the following terms in all of their tenses and cases will have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

         "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

         "Books and Records" means all books and records of the Company relating to the Company's business and properties, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers' lists and personnel records, (ii) all contracts, reports, opinions, maps and other documents affecting the title to or the value of the properties of the Company, (iii) tax returns, and (iv) all financial and operating data, files and other information with respect to the Company's business and properties.

         "Buyer" means NELnet, Inc., a Nevada corporation.

         "Buyer Indemnified Parties" is defined in Section 7.2.

         "Closing" and "Closing Date" are defined in Section 5.1.

         "Code" is defined in Section 3.11.

         "Confidential Information" is defined in Section 6.2.1.

         "GAAP" means generally accepted accounting principles.

         "Governmental Authority" means any federal, provincial, municipal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, domestic or foreign, which, in whole or in part, was formed by or operates under the auspices of any federal, provincial, municipal, state, regional or local government, domestic or foreign.

         "Law" means any common law and any federal, provincial, municipal, state, regional, local or foreign law, bylaw, rule, statutes, ordinance, rule, order or regulation.

         "Liabilities" means responsibilities, obligations, duties, commitments, claims and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

         "Lien" means any security interest, lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, limitation, security interest, option, pledge, warrant or any other title defect or restriction of any kind.

         "Person" means any individual, corporation, partnership, association or any other entity or organization.

         "Purchased Stock" means the Stock the Company acquired by Buyer at the Closing and which at the Closing shall represent 100.00% of the issued and outstanding equity interest in the Company.

         "Purchase Price" is defined in Section 2.1.

         "Seller" means Hilario Arguinchona, individually.

         "Seller Indemnified Parties" is defined in Section 7.3.

         "Stock" is defined in the Recitals.

         "Subsidiaries" means: not applicable.

         "Tax" means any charge or assessment by or liability to any Governmental Authority, including, but not limited to, any deficiency, interest or penalty.

         8.2      Notices. All notices shall be in writing delivered as follows:

         (a)      If to Buyer:

                           NELnet, Inc.
                           Attention: Mike Dunlap
                           6801 South 27th Street
                           Lincoln, Nebraska 68512
                           Telephone: 402/323-1131
                           Facsimile: 402/323-1286

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

                  with a copy to:

                           Daniel F. Kaplan
                           Perry, Guthery, Haase
                           & Gessford, P.C., L.L.O.
                           233 South 13th Street, Suite 1400
                           Lincoln, Nebraska 68508
                           Telephone: 402/ 476-9200
                           Facsimile: 402/ 476-0094

         (b)      If to Seller:

                           Hilario Arguinchona
                           1150 East Brightwater Lane
                           Boise, Idaho 83706
                           Telephone: 208/ 344-3776
                           Facsimile: 208/ 344-3917

or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received.

         8.3 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any Person other than the parties any rights or benefits hereunder.

         8.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

         8.5 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party. This Agreement shall be construed to be valid and enforceable to the full extent allowed by law. It is agreed that if any part, term or provision of this Agreement is determined to be illegal, unenforceable or in conflict with applicable law, the validity of the remaining terms and provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the term of provision held to be invalid.

         8.6 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument which is signed by both parties and which specifically refers to this Agreement.

         8.7 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement between the parties concerning the subject matter hereof. All negotiations between the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. This Agreement shall specifically supersede any prior negotiations, understandings or agreements between Seller and Buyer including, without limitation, the letter of intent executed by Seller and Buyer and dated as of December 21, 2001.

         INTENDING TO BE LEGALLY BOUND, the parties have signed this Stock Purchase Agreement as of the date first above written.

NELnet, Inc.

By:       /s/ Terry Heimes                         /s/ Hilario Arguinchona
         -----------------------------            ------------------------------
Title:    CFO                                     Hilario Arguinchona
         -----------------------------
                                       21